Exhibit 99.1

ITT Reports Solid 2017 Second-Quarter Results

Raises 2017 Total Revenue and EPS Guidance

GAAP Results:

  Revenue up 1% to $631 million
  Segment operating income up 12%
  EPS increased to $0.54

Adjusted Results:

  Organic revenue down 2%; Organic orders up 1%
  Adjusted segment operating income down 4%, including unfavorable FX of $6 million
  Adjusted EPS down 3% to $0.65

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--August 4, 2017--ITT Inc. (NYSE:ITT) today reported solid 2017 second-quarter financial results that primarily reflect the company’s ability to leverage the benefits from proactive restructuring and operational improvements while advancing share gains and market growth strategies in key global end markets.

On a GAAP basis, the company delivered revenue of $631 million, a 1 percent increase, reflecting benefits from the Axtone Rail Components acquisition. Organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) decreased 2 percent as growth in transportation, driven by automotive, was more than offset by lower industrial and global oil and gas pump project activity. Organic orders grew 1 percent primarily due to strong automotive share gains in Europe and China, strength in short-cycle pumps and connector gains across key end markets, partially offset by weakness in upstream oil and gas pump projects.

GAAP segment operating income increased 12 percent and adjusted segment operating income decreased 4 percent, reflecting restructuring and productivity benefits, which were offset by $6 million of unfavorable foreign exchange, $4 million of strategic investments to support continued long-term automotive platform wins and estimated impacts from restrictions on sales of certain military-specification connectors. Excluding foreign exchange, adjusted segment operating income increased 3 percent. GAAP segment operating income also included the impact of a legal accrual that was more than offset by benefits from lower restructuring and acquisition-related costs.

GAAP EPS increased $0.18 to $0.54 and adjusted EPS, which excludes special items, decreased $0.02 to $0.65, as a lower tax rate, interest expense and share count were more than offset by higher environmental costs, as well as unfavorable foreign exchange. Excluding foreign exchange, adjusted EPS grew 6 percent.

For a reconciliation of GAAP to non-GAAP results, please refer to www.itt.com/investors or click here.

“In the second quarter, ITT drove activities across the enterprise to optimize execution while advancing essential long-term growth strategies,” said CEO and President Denise Ramos. “From an execution standpoint, we continued to successfully leverage the benefits of our structural reset at Industrial Process (IP) and we drove solid operational improvements at our Connect and Control Technologies (CCT) facilities. These efforts contributed to over 200 basis points of sequential adjusted margin improvement compared to the first quarter at both businesses. And despite increased commodity costs, we continued to deliver solid productivity gains in our Motion Technologies (MT) business.

“In addition, we continued to penetrate new and existing markets as we grew our presence on key incremental automotive brake pad platforms in China and North America, captured new shock absorber business in the China high-speed rail market, and advanced our global electric vehicle market capture strategies in both braking components and connectors.

"We also have recently produced our first prototype automotive brake pads in our new world-class North American facility, we are nicely on track with the integration of our Axtone Railway Components acquisition, and we continue to invest to support recent share gains in key growth markets such as rotorcraft. In addition, we are continuing our track record of strategically deploying our capital, including $30 million of share repurchases, to create value for shareowners.”

2017 Second-Quarter Business Segment Results

All quarterly results are compared with the respective prior-year periods.

Industrial Process designs and manufactures industrial pumps and valves for the chemical, industrial, oil and gas, and mining markets.

  Total revenue and organic revenue decreased 10 percent to $192 million, reflecting project declines, primarily due to lower oil and gas projects in North America, Asia and Latin America, as well as short-cycle declines in baseline oil and gas pumps and chemical valves.
  GAAP operating income increased 135 percent to $15 million, and adjusted segment operating income decreased 38 percent to $15 million. Both measures primarily reflect lower volumes, negative impacts from pump projects with a high degree of engineering and manufacturing complexity and higher incentive compensation costs, which were partially offset by incremental restructuring benefits. The GAAP operating income increase reflects a prior-year trade name impairment and lower restructuring costs in the current year.

Motion Technologies designs and manufactures braking technologies, shock absorbers and specialized sealing solutions for the automotive and rail markets.

  Total revenue increased 12 percent to $290 million, and organic revenue increased 5 percent, reflecting share gains and market growth in automotive brake pads in Europe and China and strength in sealing solutions at Wolverine. Total revenue includes $5 million of unfavorable foreign exchange and incremental revenue of $22 million from the acquisition of Axtone.
  GAAP operating income increased 7 percent to $52 million, and adjusted segment operating income increased 6 percent to $53 million. Both increases reflect strong volume growth, increased productivity and benefits from the acquisition of Axtone, partially offset by commodity costs, pricing pressures, strategic investments and $5 million of unfavorable foreign exchange. Excluding foreign exchange, adjusted segment operating income increased 15 percent.

Connect and Control Technologies designs and manufactures harsh-environment connectors and critical energy absorption and flow control components primarily for the aerospace and defense and industrial markets.

  Total revenue decreased 3 percent to $150 million, and organic revenue decreased 2 percent. The revenue decreases reflect lower wide-body platform demand in commercial aerospace and impacts from restrictions on sales of certain military-specification connectors, partially offset by an increase in oil and gas global connector activity as well as growth in electric vehicle charging and heavy vehicle connectors.
  GAAP operating income decreased 19 percent to $14 million and adjusted segment operating income increased 14 percent to $21 million. GAAP operating income included a legal accrual, and higher restructuring costs. Both measures reflect improved productivity from operational efficiency, material savings and labor cost controls, as well as incremental restructuring benefits, partially offset by estimated impacts from military-specification connectors and $1 million of unfavorable foreign exchange. Excluding foreign exchange, adjusted segment operating income increased 20 percent.

Guidance

The company is raising its previously announced 2017 full-year revenue guidance to the range of flat to up 2 percent primarily due to the positive impacts of foreign exchange. In addition, the company is raising the midpoint of its previously announced adjusted EPS guidance by $0.07 to $2.45. The new adjusted EPS range is now $2.40 to $2.50. The updated adjusted EPS guidance reflects solid operational execution, partially offset by incremental commodity headwinds, and benefits from non-operating items, net of incremental investments. The new adjusted EPS midpoint of $2.45 represents a 6 percent increase compared to the prior year, or an 8 percent increase excluding foreign exchange.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors and will be available on the website from two hours after the webcast until Friday, Aug. 18, 2017, at midnight.

All references to EPS are defined as diluted earnings per share from continuing operations.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2016 revenues of $2.4 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. All forward-looking statements included in this release are based on information available to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Forward-looking statements in this release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
For the Periods Ended June 30	2017	2016	2017	2016
Revenue	$630.9	$626.2	$1,256.7	$1,235.3
Costs of revenue	426.5	420.6	850.0	834.4
Gross profit	204.4	205.6	406.7	400.9
General and administrative expenses	65.3	74.0	131.5	143.0
Sales and marketing expenses	43.9	46.0	87.0	89.3
Research and development expenses	22.6	21.1	45.1	40.3
Asbestos-related costs, net	14.9	15.0	29.8	27.8
Operating income	57.7	49.5	113.3	100.5
Interest and non-operating (income) expenses, net	(0.9)	(0.5)	(0.1)	1.2
Income from continuing operations before income tax expense	58.6	50.0	113.4	99.3
Income tax expense	10.6	17.5	19.7	29.2
Income from continuing operations	48.0	32.5	93.7	70.1
(Loss) Income from discontinued operations, including tax benefit (expense) of $0.1, $(0.1), $0.2 and $0.2, respectively	(0.1)	0.5	(0.2)	0.2
Net income	47.9	33.0	93.5	70.3
Less: Income (loss) attributable to noncontrolling interests	0.1	0.2	(0.3)	0.1
Net income attributable to ITT Inc.	$47.8	$32.8	$93.8	$70.2
Amounts attributable to ITT Inc.:
Income from continuing operations, net of tax	$47.9	$32.3	$94.0	$70.0
(Loss) income from discontinued operations, net of tax	(0.1)	0.5	(0.2)	0.2
Net income attributable to ITT Inc.	$47.8	$32.8	$93.8	$70.2
Earnings per share attributable to ITT Inc.:
Basic:
Continuing operations	$0.54	$0.36	$1.06	$0.78
Discontinued operations	—	—	—	—
Net income	$0.54	$0.36	$1.06	$0.78
Diluted:
Continuing operations	$0.54	$0.36	$1.05	$0.78
Discontinued operations	—	—	—	—
Net income	$0.54	$0.36	$1.05	$0.78
Weighted average common shares – basic	88.5	89.8	88.4	89.7
Weighted average common shares – diluted	89.0	90.4	89.1	90.4

CONSOLIDATED CONDENSED BALANCE SHEETS (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$355.3	$460.7
Receivables, net	591.1	523.9
Inventories, net	314.9	295.2
Other current assets	142.9	122.0
Total current assets	1,404.2	1,401.8
Plant, property and equipment, net	491.2	464.5
Goodwill	883.9	774.7
Other intangible assets, net	153.5	160.3
Asbestos-related assets	303.8	314.6
Deferred income taxes	300.9	297.4
Other non-current assets	193.1	188.4
Total non-current assets	2,326.4	2,199.9
Total assets	$3,730.6	$3,601.7
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term loans and current maturities of long-term debt	$204.1	$214.3
Accounts payable	315.2	301.7
Accrued liabilities	373.6	350.2
Total current liabilities	892.9	866.2
Asbestos-related liabilities	866.0	877.5
Postretirement benefits	255.1	248.6
Other non-current liabilities	170.6	181.0
Total non-current liabilities	1,291.7	1,307.1
Total liabilities	2,184.6	2,173.3
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and Outstanding – 88.0 shares and 88.4 shares, respectively	88.0	88.4
Retained earnings	1,843.6	1,789.2
Total accumulated other comprehensive loss	(387.2)	(451.2)
Total ITT Inc. shareholders' equity	1,544.4	1,426.4
Noncontrolling interests	1.6	2.0
Total shareholders’ equity	1,546.0	1,428.4
Total liabilities and shareholders’ equity	$3,730.6	$3,601.7

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED) (IN MILLIONS)

For the Six Months Ended June 30	2017	2016
Operating Activities
Net income	$93.5	$70.3
Less: (Loss) income from discontinued operations	(0.2)	0.2
Less: (Loss) income attributable to noncontrolling interests	(0.3)	0.1
Income from continuing operations attributable to ITT Inc.	94.0	70.0
Adjustments to income from continuing operations:
Depreciation and amortization	50.4	51.1
Stock-based compensation	7.3	5.9
Asbestos-related costs, net	29.8	27.8
Asbestos-related payments, net	(30.7)	(11.5)
Changes in assets and liabilities:
Change in receivables	(35.6)	(45.6)
Change in inventories	2.3	(3.7)
Change in accounts payable	(7.8)	(4.3)
Change in accrued expenses	(3.3)	(28.1)
Change in accrued and deferred income taxes	(3.1)	9.7
Other, net	(10.6)	0.3
Net Cash – Operating activities	92.7	71.6
Investing Activities
Capital expenditures	(53.3)	(46.1)
Acquisitions, net of cash acquired	(113.7)	(0.2)
Purchases of investments	—	(60.6)
Maturities of investments	—	108.7
Proceeds from sale of businesses and other assets	2.4	1.2
Other, net	0.1	0.2
Net Cash – Investing activities	(164.5)	3.2
Financing Activities
Commercial paper, net borrowings	9.4	23.5
Short-term revolving loans, borrowings	77.3	27.7
Short-term revolving loans, repayments	(100.0)	(78.3)
Long-term debt, issued	3.9	—
Long-term debt, repayments	(0.7)	(0.6)
Repurchase of common stock	(32.8)	(27.5)
Proceeds from issuance of common stock	6.5	8.8
Dividends paid	(11.6)	(22.5)
Excess tax benefit from equity compensation activity	—	3.4
Other, net	0.1	(2.3)
Net Cash – Financing activities	(47.9)	(67.8)
Exchange rate effects on cash and cash equivalents	15.2	4.0
Net Cash – Operating activities of discontinued operations	(0.9)	6.6
Net change in cash and cash equivalents	(105.4)	17.6
Cash and cash equivalents – beginning of year	460.7	415.7
Cash and cash equivalents – end of period	$355.3	$433.3
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$2.1	$2.4
Income taxes, net of refunds received	$21.9	$15.2

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are non-GAAP. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends and share repurchases.

These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income, Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, certain asset impairment charges, certain acquisition-related expenses, and other unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. We believe that these measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, certain asset impairment charges, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company's ongoing operations and performance. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring costs, realignment actions, net asbestos cash flows and other significant items that impact current results which management views as unrelated to the Company's ongoing operations and performance. Due to other financial obligations and commitments, including asbestos, the entire free cash flow may not be available for discretionary purposes. We believe that adjusted free cash flow provides useful information to investors as it provides insight into the primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Second Quarter 2017 & 2016
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			Change	% Change	Acquisition / Divestitures	FX Impact	Revenue / Orders	Change	% Change
	3M 2017	3M 2016	2017 vs. 2016	2017 vs. 2016	3M 2017	3M 2017	3M 2017	Adj. 2017 vs. 2016	Adj. 2017 vs. 2016

Revenues
ITT Inc. - Consolidated	630.9	626.2	4.7	0.8%	22.0	(5.6)	614.5	(11.7)	(1.9%)

Industrial Process	192.3	214.2	(21.9)	(10.2%)	-	(0.2)	192.5	(21.7)	(10.1%)
Motion Technologies	290.1	259.6	30.5	11.7%	22.0	(4.7)	272.8	13.2	5.1%
Connect & Control Technologies	149.6	153.5	(3.9)	(2.5%)	-	(0.7)	150.3	(3.2)	(2.1%)

Orders
Total Segment Orders	626.3	605.9	20.4	3.4%	20.2	(6.5)	612.6	6.7	1.1%

Industrial Process	190.3	199.7	(9.4)	(4.7%)	-	(0.4)	190.7	(9.0)	(4.5%)
Motion Technologies	288.9	261.2	27.7	10.6%	20.2	(5.3)	274.0	12.8	4.9%
Connect & Control Technologies	147.8	145.9	1.9	1.3%	-	(0.8)	148.6	2.7	1.9%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Second Quarter 2017 & 2016
(In Millions)

	3M 2017	3M 2017		3M 2017	3M 2016	3M 2016		3M 2016	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2017 vs. 2016		As Adjusted 2017 vs. 2016

Revenue:
Industrial Process	192.3			192.3	214.2			214.2	(10.2%)		(10.2%)
Motion Technologies	290.1			290.1	259.6			259.6	11.7%		11.7%
Connect & Control Technologies	149.6			149.6	153.5			153.5	(2.5%)		(2.5%)

Intersegment eliminations	(1.1)			(1.1)	(1.1)			(1.1)
Total Revenue	630.9			630.9	626.2			626.2	0.8%		0.8%

Operating Margin:
Industrial Process	7.7%	-	BP	7.7%	2.9%	840	BP	11.3%	480	BP	(360)	BP
Motion Technologies	18.0%	20	BP	18.2%	18.8%	50	BP	19.3%	(80)	BP	(110)	BP
Connect & Control Technologies	9.2%	460	BP	13.8%	10.9%	80	BP	11.7%	(170)	BP	210	BP

Total Operating Segments	12.8%	120	BP	14.0%	11.5%	320	BP	14.7%	130	BP	(70)	BP

Income (loss):
Industrial Process	14.8	0.1		14.9	6.3	17.9		24.2	134.9%		(38.4%)
Motion Technologies	52.1	0.7		52.8	48.9	1.1		50.0	6.5%		5.6%
Connect & Control Technologies	13.7	6.9		20.6	16.8	1.2		18.0	(18.5%)		14.4%

Total Segment Operating Income	80.6	7.7		88.3	72.0	20.2		92.2	11.9%		(4.2%)

Note: Immaterial differences due to rounding.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Second Quarter 2017 & 2016
(In Millions, except per share amounts)

										Percent Change
	Q2 2017	Non-GAAP		Q2 2017	Q2 2016	Non-GAAP		Q2 2016	2017 vs. 2016	2017 vs. 2016
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	80.6	7.7	#A	88.3	72.0	20.2	#A	92.2

Corporate (Expense)	(22.9)	13.1	#B	(9.8)	(22.5)	15.8	#B	(6.7)

Operating Income	57.7	20.8		78.5	49.5	36.0		85.5

Interest Income (Expense)	1.1	(2.1)	#C	(1.0)	0.8	(2.4)	#C	(1.6)
Other Income (Expense)	(0.2)	-		(0.2)	(0.3)	-		(0.3)

Income from Continuing Operations before Tax	58.6	18.7		77.3	50.0	33.6		83.6

Income Tax (Expense)	(10.6)	(8.7)	#D	(19.3)	(17.5)	(5.7)	#D	(23.2)

Income from Continuing Operations	48.0	10.0		58.0	32.5	27.9		60.4

Less: Non Controlling Interest	0.1	-		0.1	0.2	-		0.2

Income from Continuing Operations - ITT Inc.	47.9	10.0		57.9	32.3	27.9		60.2

EPS from Continuing Operations	0.54	0.11		0.65	0.36	0.31		0.67	(0.02)	(3.0%)

Note: Amounts may not calculate due to rounding.
#A - 2017 includes restructuring and realignment costs ($2.6M), legal accrual ($5.0M), and acquisition related costs ($0.1M).
#A - 2016 includes restructuring and realignment costs ($14.8M); acquisition related costs ($1.3M), and impairment of trade name ($4.1M).

#B - 2017 includes certain costs associated primarily with sale of excess property ($2.0M), asbestos related expense ($14.9M) offset by income of ($3.8M) related to environmental insurance recovery.
#B - 2016 includes restructuring and realignment costs of ($0.8M); asbestos related costs ($15.0M).

#C - Includes interest income for a change in uncertain tax position for both 2017 & 2016.

#D -2017 includes various tax-related special items including tax benefit on change in uncertain tax positions ($2.3M), tax benefit for change in valuation allowance ($2.2M), tax expense on distribution of foreign earnings ($1.0M), and the tax impact of other operating special items.

#D - 2016 includes various tax-related special items, including tax expense on distribution of foreign earnings ($1.4M), valuation allowance changes ($1.5M), and tax rate change in Italy ($2.2M), and a tax benefit on uncertain tax positions ($1.7M), in addition to the tax impact of other operating special items.

ITT Inc. Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Second Quarter 2017 & 2016
(In Millions)

	6M 2017	6M 2016

Net Cash - Operating Activities	92.7	71.6

Capital Expenditures	53.3	46.1

Free Cash Flow	39.4	25.5

Realignment Related Cash Payments, including Capex	6.2	2.2
Restructuring Cash Payments	8.8	15.5
Asbestos Cash Payments, net	30.7	11.5
Adjusted Free Cash Flow	85.1	54.7

Income from Continuing Operations - ITT Inc.	94.0	70.0

Special Items	21.3	43.5

Income from Continuing Operations - ITT Inc., Excluding
Special Items	115.3	113.5

Adjusted Free Cash Flow Conversion	73.8%	48.2%

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2017

	2017 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$1.66	$1.82

Estimated Asbestos Related Costs, Net of Tax	0.42	0.42

	$2.08	$2.24

Estimated Restructuring, Realignment and Other Costs, Net of Tax	0.28	0.24

Acquisition Related Costs, Net of Tax	0.11	0.09

Other Special Tax Items	(0.07)	(0.07)

EPS from Continuing Operations - Adjusted	$2.40	$2.50

CONTACT:
ITT Inc.
Investors:
Jason Moss, +1 914-641-2030
jason.moss@itt.com
or
Media:
Kathleen Bark, +1 914-641-2103
kathleen.bark@itt.com